Exhibit 99.1

Candlewood Hotel Company, Inc. 8621 East 21st Street North Suite 200 Wichita, KS 67206 (316) 361-1300

FOR FURTHER INFORMATION:

AT THE COMPANY:

Jack P. DeBoer	Warren D. Fix	Tim D. Johnson
Chief Executive Officer	Chief Financial Officer	Vice President
(316) 631-1300	(316) 631-1300	(316) 631-1300

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 28, 2003

CANDLEWOOD HOTEL COMPANY SIGNS ASSET SALE AGREEMENTS

Wichita, KS – OCTOBER 28, 2003 – Candlewood Hotel Company, Inc. (OTC Bulletin Board: CNDL) a leading owner, manager and franchisor of high-quality, value-oriented, business-travel hotels, today announced it has entered into two separate asset sale agreements, which will result in the sale of substantially all of its operating assets to Hospitality Properties Trust (NYSE: HPT) and InterContinental Hotels Group (LSE/NYSE: IHG), through its subsidiary, Six Continents Hotels, Inc.

The Company will sell 12 Candlewood Suites hotels to HPT for $90 million. In a separate transaction, the Company will sell the rights to the “Candlewood Suites” brand and certain other trademarks, and assign the licensing rights for all future and existing franchise agreements to IHG for $15 million. Simultaneously, the Company will terminate its existing lease and management agreements with HPT. Following these transactions, the Company will retain limited operating assets and anticipates ceasing business operations in a statutory dissolution.

“The purchase of the brand by InterContinental Hotels Group, a world-wide leader in the hospitality sector, provides exciting new opportunities for our guests and franchisees,” said Jack P. DeBoer, the Company’s Chairman and Chief Executive Officer.

After an extensive consideration of other strategic alternatives, including mergers with and asset sales to potential partners, the Company’s Board of Directors determined that the transactions outlined above represents the best alternative for the Company’s stockholders. Subject to the approval of its stockholders, the transactions are anticipated to close between December 2003 and January 2004. Based on the Company’s current expectations, the common stockholders of the Company should receive between $0.04 and $0.08 per common share, after the Series A and Series B preferred stockholders of the Company receive $25 million in the aggregate. The timing and amount of the distributions to stockholders are subject to many factors, including the settlement of known and unknown liabilities, and the distributions are not expected to begin until at least six months after

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Candlewood Hotel Company, Inc.
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closing, if not longer. Subject to the approval of its stockholders, the Company intends to wind up its business in accordance with applicable law following the closing of the transactions, and thereafter effect a complete liquidation and dissolution. Merrill Lynch & Co served as financial advisor to the Company on the above process and transactions. Houlihan Lokey Howard & Zukin advised the Company’s Special Committee of Independent Directors.

In connection with the proposed transactions, and the subsequent liquidation and distribution to its stockholders, the Company will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Stockholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available. Investors and security holders can obtain free copies of the proxy statement and other relevant documents when they become available by contacting Candlewood Hotel Company, Inc., 8621 East 21st Street North, Suite 200, Wichita, KS 67206. In addition, documents filed with the SEC by the Company will be available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of the Company in connection with the transaction, and their direct and indirect interests, by security holding or otherwise, in the solicitation, will be set forth in a proxy statement that will be filed by the Company with the SEC.

Cautionary Statement

This news release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the possible future sale of the Company’s assets, the Company’s proposed dissolution, the potential and timing of distributions to common stockholders or other possible strategic transactions. Actual results could vary materially from those discussed as a result of a number of factors including those set forth in the Company’s Annual Report on Form 10-K and subsequent SEC filings in addition to risks that the Company will be unable to consummate the assets sales with HPT and/or IHG; or any other asset sale or other transaction on terms favorable to the Company and its stockholders or at all, costs associates with carrying out any such transactions, the incurrence of liabilities and costs beyond the amounts management expects, or the risk that any such transaction may adversely affect the trading prices of its stock.

www.candlewoodsuites.com

Candlewood Hotel Company, headquartered in Wichita, Kansas, owns, operates and franchises Candlewood Suites and Cambridge Suites — hotel properties that offer high-quality accommodations for all guests, while catering to mid-market and upscale business and personal travellers seeking multiple night stays. Jack DeBoer, Chairman and CEO and founder of Residence Inn, started Candlewood Hotel Company in late 1995.

Hospitality Properties Trust is a real estate investment trust headquartered in Newton, Massachusetts, USA, which owns 274 hotels located throughout the United States.

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Candlewood Hotel Company, Inc. 8621 East 21st Street North Suite 200 Wichita, KS 67206 (316) 361-1300

FOR FURTHER INFORMATION:

InterContinental Hotels Group PLC of the United Kingdom [LON:IHG, NYSE:IHG (ADRs)], owns, manages, leases or franchises, through various subsidiaries, more than 3,300 hotels and 515,000 guest rooms in nearly 100 countries and territories around the world (www.ichotelsgroup.com). The Group owns a portfolio of well recognized and respected hotel brands including InterContinental Hotels & Resorts, Crowne Plaza Hotels & Resorts, Holiday Inn, Express by Holiday Inn and Staybridge Suites, and also has a controlling interest in Britvic, the second largest soft drinks manufacturer in the UK.

InterContinental Hotels Group offers information and reservations capability on the Internet — www.intercontinental.com for InterContinental Hotels & Resorts, www.crowneplaza.com for Crowne Plaza Hotels & Resorts, www.holiday-inn.com for Holiday Inn hotels, www.hiexpress.com for Holiday Inn Express hotels, www.staybridge.com for Staybridge Suites by Holiday Inn hotels and, for the Group’s rewards program, www.priorityclub.com.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.